Exhibit 3.1

INSTITUTIONAL FINANCIAL MARKETS, INC.

ARTICLES OF AMENDMENT

(changing its name to Cohen & Company Inc.)

Institutional Financial Markets, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Cohen & Company Inc.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment are effective as of September 1, 2017 at 5:00 p.m. Eastern Daylight Time.

FOURTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Senior Vice President, General Counsel and Secretary as of the 30th day of August, 2017.

ATTEST:		INSTITUTIONAL FINANCIAL MARKETS, INC.

/s/ RACHAEL FINK		/s/ LESTER R. BRAFMAN
Name:	Rachael Fink	Name:	Lester R. Brafman
Title:	Senior Vice President, General Counsel and Secretary	Title:	Chief Executive Officer